UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2010
TRICO MARINE SERVICES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-33402 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas (Address of principal executive offices)	77380 (Zip Code)
(713) 780-9926
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 25, 2010, Trico Shipping AS (“Trico Shipping”), an indirect, wholly-owned subsidiary of Trico Marine Services, Inc., agreed in principle to a non-binding term sheet (the “Term Sheet”) with (i) holders of approximately 80% of its 11.875% senior secured notes due 2014 (the “Shipping Notes”) and with (ii) Tennenbaum Capital Partners, LLC, and certain of its affiliates (collectively, “Tennenbaum”). Pursuant to the Term Sheet, such holders and Tennenbaum (collectively, the “Lenders”) have agreed in principle, subject to various conditions, including the negotiation of acceptable documentation, to make up to $22 million of term loans (the “Proposed Priority Credit Facility”), $15.0 million of which will be drawn immediately upon closing and $7.0 million of which will be drawn at a later date, subject to the satisfaction of various conditions precedent, which loans will bear interest at a rate of 13 1/2% and default interest at a rate of an additional 2%. Trico Shipping expects that the Proposed Priority Credit Facility will be secured by a first priority lien on substantially all of its assets on a first-out basis. Trico Shipping’s entry into the Proposed Priority Credit Facility is subject to, among other things, receiving the consent of 100% of the holders of the Shipping Notes as described below. Trico Shipping can provide no assurance that it will obtain the consent of all of the holders of the Shipping Notes or enter into the Proposed Priority Credit Facility.
     On September 8, 2010, the Depository Trust Company (“DTC”) announced within its system, the solicitation by Trico Shipping of consents (the “Consent Solicitation”) from the holders of the Shipping Notes to (i) modify certain covenants, defaults, remedies, definitions and related provisions contained in the indenture, dated as of October 30, 2009, among Trico Shipping, as issuer, the guarantors identified therein and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee thereunder, (as amended by the First Supplemental Indenture, dated as of June 25, 2010 and as will be further amended by a second supplemental indenture to be entered into on or after the consummation of the consent solicitation if the requisite consents are obtained) (the “Shipping Indenture”), pursuant to which the Shipping Notes were issued, (ii) waive certain defaults and events of default and rescind any acceleration of principal or interest under the Shipping Indenture related thereto in the event that certain defaults of the Shipping Notes have occurred prior to the proposed amendments becoming operative, (iii) modify certain terms in the Shipping Indenture to permit the incurrence of up to $50 million of additional indebtedness, (including up to $22 million of indebtedness under the Proposed Priority Credit Facility and up to $28 million of additional priority indebtedness (subject to the consent of the lenders under the Proposed Priority Credit Facility and Trico Shipping’s existing working capital credit facility)) and the granting to lenders under the Proposed Priority Credit Facility and any additional priority indebtedness a first priority security interest in the collateral securing the Shipping Notes, which security interest will be of a higher priority than the priority of the security interest securing the Shipping Notes, and (iv) make certain other amendments, supplements and waivers to any of the covenants and related definitions in the Shipping Indenture or other related agreements and documents reasonably necessary to implement the above.
     The proposed amendments will allow Trico Shipping to fund operating expenses and other working capital needs without triggering an event of default under the Shipping Indenture and accelerating the indebtedness thereunder. Approval of the proposed amendments requires the consent of the holders of all the outstanding Shipping Notes as of the record date.
     Subject to the conditions set forth in the consent solicitation statement, Trico Shipping will pay to each holder of notes who has delivered a duly executed consent on or prior to 5:00 PM EDT on September 14, 2010, and who has not revoked such consent, a fee of $2.50 per $1,000 principal amount of notes covered by such consent.
     In connection with the Consent Solicitation, Trico Shipping submitted the following documents (the “Consent Solicitation Documents”) to DTC for review: (i) consent solicitation statement, (ii) letter of consent, (iii) letter to DTC participants and (iv) form letter to clients. The Consent Solicitation Documents are available on Trico Shipping’s website, at www.tricomarine.com.
     The Consent Solicitation Documents are filed as Exhibits 1.1 — 1.4 to this Current Report on Form 8-K and are incorporated by reference into this Item 8.01. The descriptions of the Consent Solicitation Documents contained in this Current Report on Form 8-K are summaries of the terms of the actual documents and are qualified in their entirety by reference to the complete text of such documents.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

1.1	—	Consent Solicitation Statement.

1.2	—	Letter of Consent

1.3	—	Letter to DTC Participants

1.4	—	Form Letter to Clients

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 10, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Brett Cenkus
	Name:	Brett Cenkus
	Title:	General Counsel and Secretary

EXHIBIT INDEX
     (d) Exhibits

1.1	—	Consent Solicitation Statement.

1.2	—	Letter of Consent

1.3	—	Letter to DTC Participants

1.4	—	Form Letter to Clients

4